                                                                    Exhibit 99.1


[BFGoodrich LOGO]                                             NEWS
--------------------------------------------------------------------------------

THE BFGOODRICH COMPANY                          PR01-045
Four Coliseum Centre                            CONTACT: Kevin Ramundo
2730 West Tyvola Road                           PHONE: 704/423-7024
Charlotte, North Carolina 28217-4578
www.goodrich.com                                INVESTOR RELATIONS CONTACT:
                                                Paul Gifford
                                                PHONE: 704/423/5517

FOR IMMEDIATE RELEASE

GOODRICH REPORTS STRONG FIRST QUARTER RESULTS

- DILUTED EPS INCREASE 10%, EXCLUDING SPECIAL ITEMS
- AEROSPACE REPORTS DOUBLE-DIGIT SALES AND OPERATING INCOME GROWTH
- SALE OF PERFORMANCE MATERIALS COMPLETED
- POSITIVE 2001 OUTLOOK CONTINUES

CHARLOTTE, N.C., April 26, 2001 - The BFGoodrich Company (NYSE: GR) announced today that first quarter income from continuing operations, excluding special items, was $80.0 million, or $.76 per share, compared to $76.4 million, or $.69 per share, in the year-ago quarter. Including income from the discontinued Performance Materials business, the gain on sale of this business and other special items, net income in the current quarter was $172.3 million, or $1.62 per share. In the year-ago quarter, net income, including special items, was $86.1 million, or $.78 per share. Sales for the first quarter 2001 were approximately $1.2 billion, compared with $1.1 billion in the year-ago quarter.

Commenting on the results, David L. Burner, Goodrich's chairman and chief executive officer, said, "We are off to a good start for the year. Our Aerospace segment again achieved double-digit sales and operating income growth, reflecting the balance and strength of our business portfolio. We continue to benefit from our strategy of expanding our aerospace businesses internally and through complementary acquisitions that improve market penetration, add to our product mix and strengthen our technology base. Results in Engineered Industrial Products were slightly lower than last year's first quarter due to continuing softness in industrial markets, but were in line with our expectations. We continue to expect that 2001 will be a year of significant growth for Goodrich."


Page 1 of 4 PR01-045 BFGoodrich Reports Strong First Quarter Results

[BFGoodrich LOGO]                                             NEWS

FIRST QUARTER SEGMENT REVIEW
----------------------------

In the Aerospace segment, all four operating groups achieved higher sales and operating income compared to the year-ago quarter. Operating income increased almost 12 percent to $154.7 million, and sales also increased 12 percent to $1.0 billion, due to the continued strength of the commercial, regional, business and military aircraft markets as well as the positive impact of complementary acquisitions made over the last two years. In the Engineered Industrial Products segment, sales for the quarter declined slightly to $176.2 million from $177.6 million, reflecting continuing general weakness in the markets for the company's industrial products. Operating income decreased 23 percent to $25.9 million primarily due to product mix and volume, pricing pressures and the impact of increased utility costs, which also negatively impacted our aerospace operations.


FIRST QUARTER HIGHLIGHTS
------------------------

During the quarter, Goodrich successfully completed the sale of its Performance Materials segment to focus on its aerospace and industrial businesses. The $1 billion in net cash proceeds were applied to reduce debt for the near term, lowering the company's net debt (total debt minus cash on hand) to total capitalization ratio to 40% from 59% at year-end 2000. With this enhanced financial capacity, Goodrich is well-positioned to execute a variety of value-creating strategies.

The company also announced one of the largest contracts in its history when Airbus selected Goodrich to supply the main and wing landing gear for the new A380 aircraft. That contract could be worth between $2 to $3 billion in original equipment and aftermarket product and service revenues over the next 20 years, depending upon the number of aircraft ordered.

Two complementary acquisitions were completed during the quarter. In Aerospace, the expansion of the sensor product line continued with the acquisition of Humphrey Inc., a leading inertial gyroscope producer for unmanned aerial vehicles and other applications. In Engineered Industrial Products, the acquisition of Air Science Engineering added enhanced systems capabilities to the compressor business.


Page 2 of 4 PR01-045 BFGoodrich Reports Strong First Quarter Results

[BFGoodrich LOGO]                                             NEWS

Goodrich also announced that its MEMS (Micro-ElectroMechanical Systems) technology development team has entered into a long-term agreement to design and produce a MEMS-based optical switch for Movaz Networks to be used in its telecommunications and data/internet communication applications. MEMS is a key component in true optical switching, and systems using MEMS will be at the core of rebuilding the Internet for much faster services. Optical switching is Goodrich's first major non-aerospace application of its MEMS technology and could be a very high-growth business. MEMS is a one of several promising new products and technologies reflecting the company's commitment to innovation and top-line growth.

OUTLOOK
-------
The company expects that 2001 will be another year of sales and EPS growth driven by the strength of the Aerospace segment. Higher expected deliveries of commercial transport aircraft, coupled with the company's increasingly strong presence in the aftermarket and in regional and business aircraft markets should generate record Aerospace results again in 2001. Engineered Industrial Products results should be relatively flat as increased shipments of Fairbanks Morse(R) engines and Quincy(R) compressors and the introduction of new products are expected to offset continued weakness in automotive, truck and trailer, and general industrial markets. Fairbanks Morse is beginning to see more activity in the markets for its power generation engines, which could potentially add revenue in future periods.

In light of this outlook, the company expects its second quarter fully diluted EPS results to reflect at least double-digit growth versus the second quarter 2000 results of $0.73 per share, excluding special items. Assuming that current commercial transport deliveries and revenue passenger mile volume forecasts are accurate and that the economic outlook for industrial products does not deteriorate further in the second half of 2001, the company continues to expect full-year earnings, excluding special items, to be between $3.40 and $3.50 per share.

In commenting on the outlook, Mr. Burner said, "We remain dedicated to creating shareholder value as we continue to invest in profitable growth to strengthen the enterprise. And we look forward to becoming Goodrich Corporation officially on June 1, 2001, following the approval by our shareholders at our recent annual meeting."

Page 3 of 4 PR01-045 BFGoodrich Reports Strong First Quarter Results

[BFGoodrich LOGO]                                             NEWS

With 2000 sales of $4.4 billion, The BFGoodrich Company (NYSE: GR) is a leading worldwide supplier of aerospace components, systems and services, as well as sealing and compressor systems and other engineered industrial products. Goodrich is included on Forbes magazine's Platinum List of America's best big companies and is ranked by Fortune magazine as one of the most admired aerospace companies. The company has its headquarters in Charlotte, North Carolina, and employs 24,000 people worldwide. For more information, please visit our website at www.goodrich.com.

The tables that follow provide more detailed information about BFGoodrich results for the first quarter.

[Part of this announcement contains forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those projected in the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed with the Securities and Exchange Commission, including but not limited to the last section of the Management's Discussion and Analysis entitled "Forward-Looking Information is Subject to Risk and Uncertainty" contained in the company's Annual Report on Form 10-K, and in other filings.]

                                       ###


Page 4 of 4 PR01-045 BFGoodrich Reports Strong First Quarter Results

                             THE BFGOODRICH COMPANY
                 (Dollars in millions except per share amounts)




                                                                        Three Months Ended
                                                                             March 31
                                             --------------------------------------------------------------------------

                                                 2001                2001               2000                 2000
                                             As Reported         As Adjusted(A)      As Reported         As Adjusted(B)

Sales                                        $   1,177.3         $   1,177.3         $   1,070.6         $   1,070.6
                                             ===========         ===========         ===========         ===========

Income before Income Taxes
  and Trust Distributions                          129.6               128.2               120.1               125.5
Income Tax Expense                                 (44.1)              (43.6)              (42.5)              (44.5)
Distributions on Trust Preferred
  Securities                                        (4.6)               (4.6)               (4.6)               (4.6)
                                             -----------         -----------         -----------         -----------

Income from Continuing Operations                   80.9                80.0                73.0                76.4
Income from Discontinued Operations                 91.4                  --                13.1                  --
                                             -----------         -----------         -----------         -----------

Net Income                                   $     172.3         $      80.0         $      86.1         $      76.4
                                             ===========         ===========         ===========         ===========

Income Per Share:
    Basic
      Continuing Operations                  $      0.79         $      0.78         $      0.67         $      0.70
      Discontinued Operations                       0.89                  --                0.12                  --
                                             -----------         -----------         -----------         -----------
      Net Income                             $      1.68         $      0.78         $      0.79         $      0.70
                                             ===========         ===========         ===========         ===========

    Diluted
      Continuing Operations                  $      0.77         $      0.76         $      0.66         $      0.69
      Discontinued Operations                       0.85                  --                0.12                  --
                                             -----------         -----------         -----------         -----------
      Net Income                             $      1.62         $      0.76         $      0.78         $      0.69
                                             ===========         ===========         ===========         ===========

Weighted - Average Number
  of Shares Outstanding
  (in millions):
    Basic                                          102.9               102.9               109.5               109.5
                                             ===========         ===========         ===========         ===========

    Diluted                                        107.2               107.2               112.9               112.9
                                             ===========         ===========         ===========         ===========



(A) Results exclude the effect of a $5.8 million charge ($3.8 million after-tax), or $0.04 a diluted share, related to merger-related and consolidation costs and a $7.2 million gain ($4.7 million after-tax), or $0.05 a diluted share from the sale of a portion of the Company's interest in a business. Results also exclude the after-tax effect of income from discontinued operations ($91.4 million, or $0.85 a diluted share).

(B) Results exclude the effect of a $5.4 million charge ($3.4 million after-tax), or $0.03 a diluted share, related to merger-related and consolidation costs. Results also exclude the after-tax effect of income from discontinued operations ($13.1 million, or $0.12 a diluted share).

                          BFGOODRICH SEGMENT REPORTING
                             (Dollars in millions)


                                                         Three Months Ended
                                                              March 31
                                                    -----------------------------

                                                        2001               2000

Sales:
  Aerospace:
    Aerostructures and Aviation Services            $    359.8         $    357.6
    Landing Systems                                      289.6              260.1
    Engine and Safety Systems                            177.3              147.8
    Electronic Systems                                   174.4              127.5
                                                    ----------         ----------

                                                       1,001.1              893.0
                                                    ----------         ----------


  Engineered Industrial Products                         176.2              177.6
                                                    ----------         ----------

Total Sales                                         $  1,177.3         $  1,070.6
                                                    ==========         ==========

Operating Income:
  Aerospace:
    Aerostructures and Aviation Services            $     52.6         $     48.9
    Landing Systems                                       40.8               37.3
    Engine and Safety Systems                             29.9               27.3
    Electronic Systems                                    31.4               25.2
                                                    ----------         ----------

                                                         154.7              138.7
                                                    ----------         ----------

  Engineered Industrial Products                          25.9               33.6
                                                    ----------         ----------

Total Segment Operating Income                      $    180.6         $    172.3

Corporate General and Administrative Costs               (17.3)             (18.7)

Merger-related and Consolidation Costs                    (5.8)              (5.4)
                                                    ----------         ----------

Total Operating Income                              $    157.5         $    148.2
                                                    ==========         ==========

                            GOODRICH SEGMENT RESULTS

                  FIRST QUARTER 2001 VERSUS FOURTH QUARTER 2000



AEROSPACE SEGMENT
-----------------

($ millions)
                                            1Q01                      4Q00
                                            ----                      ----
Sales                                     $1,001.1                   $954.4
Operating Income                             154.7                    157.1

In the Aerospace segment, sales increased 5% from $954.4 in fourth quarter 2000 to $1,001.1 in the first quarter 2001. This increase was due to good performance in Landing Systems, Engine and Safety Systems and Electronic Systems as well as the positive affect of complimentary acquisitions, offset by decreases in Aerostructures and Aviation Services partially related to the Super 27 program. Operating income during the same period decreased $2.4 or 2% from $157.1 in the fourth quarter to $154.7. The first quarter decreases are due primarily to higher levels of strategic sales incentives in wheels and brakes as well as the margins from recent acquisitions, which initially are lower than historical Aerospace margins.




ENGINEERED INDUSTRIAL PRODUCTS SEGMENT
--------------------------------------

($ millions)
                                             1Q01                     4Q00
                                             ----                     ----
Sales                                       $176.2                   $163.0
Operating Income                              25.9                     26.9

In Engineered Industrial Products, sales in the first quarter increased 8% from $163.0 in the fourth quarter to $176.2 in the first quarter of 2001. This increase is primarily due to seasonal boosts in the sealing, bearings and polymer product operations, and improvements in engine and compressed air operations. Operating income decreased 4% from $26.9 in the fourth quarter to $25.9 in the first quarter of 2001 primarily as a result of sales mix, increased utility costs and pricing pressures.

                             GOODRICH GROUP RESULTS
                  FIRST QUARTER 2001 VERSUS FIRST QUARTER 2000

                           GOODRICH AEROSPACE SEGMENT
                           --------------------------


AEROSTRUCTURES AND AVIATION SERVICES GROUP
------------------------------------------

($ millions)


                                           1Q01            1Q00
                                           ----            ----

Sales                                     $359.8          $357.6
Operating Income                            52.6            48.9

Sales for the quarter increased 1% from $357.6 in the first quarter of 2000 to $359.8 in the first quarter of 2001. This increase was primarily a result of strong demand in commercial OE, especially to Airbus, offset by decreased sales on the X-33 and Super 27 programs. Operating income for the quarter increased $3.7, or 8%, from $48.9 in the first quarter to $52.6 in the first quarter of 2001. This increase is primarily attributable to the increased OE volume.

LANDING SYSTEMS GROUP
---------------------

($ millions)


                                           1Q01            1Q00
                                           ----            ----

Sales                                     $289.6          $260.1
Operating Income                            40.8            37.3

Sales for the first quarter increased $29.5, or 11%, from $260.1 in the first quarter of 2000, to $289.6 in the first quarter of 2001. This increase is attributable to higher volume in almost all businesses, especially landing gear OE and regional, business and military wheels and brakes. Operating income for the quarter increased 9% to $40.8. This increase is primarily attributable to the strength in RBM wheels and brakes, offset by weakness in landing gear services as well as increases in strategic sales incentives for wheels and brakes.

ENGINE & SAFETY SYSTEMS GROUP
-----------------------------

($ millions)



                                           1Q01            1Q00
                                           ----            ----

Sales                                     $177.3          $147.8
Operating Income                            29.9            27.3

Sales for the first quarter increased $29.5, or 20%, from $147.8 in the first quarter 2000 to $177.3 in the first quarter of 2001. This increase is a result of increases in all product lines in the group, as well as positive effects of the group's acquisition of OEA Aerospace. Operating income for the quarter increased $2.6, or 10%, to $29.9. This increase is primarily attributable to stronger volume experienced in the group, especially for industrial gas turbine products. This increase is partially offset by continued R&D spending in Passenger Restraint Systems.

ELECTRONIC SYSTEMS GROUP
------------------------

($ millions)


                                           1Q01            1Q00
                                           ----            ----

Sales                                     $174.4          $127.5
Operating Income                            31.4            25.2

Sales for the quarter increased $46.9 or 37%, from $127.5 in the first quarter 2000 to $174.4 in the first quarter of 2001. The increase resulted from strong performance throughout the business units, as well as positive results from the group's acquisition of Raytheon Optical Systems. Operating income for the quarter increased $6.2, or 25%, from $25.2 in the first quarter of 2000 to $31.4 in the first quarter of 2001. This growth is a result of higher volume and mix at Fuel and Utility Systems, as well as reduced level pure investment at HUMS due to receipt of incremental Government funding of the program. The OI growth was somewhat dampened by continuing investment in new products such as SMARTDECK(TM), TAWS, Skywatch HP and MEMS.

                 GOODRICH ENGINEERED INDUSTRIAL PRODUCTS SEGMENT
                 -----------------------------------------------

($ millions)


                                           1Q01            1Q00
                                           ----            ----

Sales                                     $176.2          $177.6
Operating Income                            25.9            33.6

Sales for the quarter decreased $1.4, or 1%, from $177.6 in the first quarter 2000 to $176.2 in the first quarter of 2001. The decrease in sales is primarily attributable to continued softness in the heavy-duty truck and automotive markets, partially offset by improvements in the engine and compressed air businesses. Operating income decreased $7.7, or 23%, from $33.6 in the first quarter to $25.9 in the first quarter of 2001. The decrease in operating income was primarily due to volume, sales mix, increased utility costs and pricing pressures.

                              Non-Segment Expenses
                              --------------------
                                  ($ millions)



                                                    1Q01            1Q00
                                                    ----            ----

        Corporate G&A                              $17.3           $18.7
        Net Interest Expense                        27.3            23.6
        Distribution on Trust
            Preferred Securities                     4.6             4.6



                  Preliminary Balance Sheet and Cash Flow Data
                  --------------------------------------------
                                  ($ millions)

                                                          YTD             YTD
                                                      03/31/2001      03/31/2000
                                                      ----------      ----------

Cash and Cash Equivalents                              $  357.7        $   76.8
Total Debt                                             $1,497.6        $1,942.0
Net Debt to Capitalization                                 40.4%           54.5%
Capital Expenditures                                   $   44.3        $   32.6
Acquisitions                                           $   16.4        $   22.7
Dividends                                              $   28.1        $   30.3
Depreciation and Amortization                          $   49.9        $   44.5
-  Depreciation                                        $   32.8        $   31.4
-  Amortization                                        $   17.1        $   13.1
         - Goodwill Amortization                       $    7.7        $    6.4
           (included in Amortization, above)

                               ACCOUNTS RECEIVABLE
                               -------------------
                                  ($ millions)

                                                                      2000                                      2001
                                             Q1               Q2               Q3               Q4               Q1
                                         -----------------------------------------------------------------------------
As Reported                              $  617.9         $  646.8         $  708.6         $  771.5         $  768.1
Less: Corporate Receivables                 (78.4)           (84.3)          (102.5)          (106.8)          (131.8)
Less: Raytheon /OEA Receivables               N/A              N/A              N/A         $  (95.5)            N/A
                                         -----------------------------------------------------------------------------
Trade Accounts Receivable                $  539.5         $  562.5         $  606.1         $  569.2         $  636.3

Days sales outstanding (DSO)*                41.3             44.1             46.6             46.6             48.1


               *DSO represents the number of preceding days sales comprising the trade accounts receivable balance.

DSO, calculated using trade accounts receivable, was 48 days in the first quarter of 2001, as compared to 47 days in the fourth quarter of 2000 and 41 days in the first quarter of 2000. Excluded from the first quarter 2001 DSO calculation are receivables and sales at Raytheon Optical Systems, where amounts outstanding do not correlate to current period revenues. Corporate receivables are also excluded as these amounts, primarily receivables from insurance carriers for asbestos claim settlements, are not correlated with revenue and therefore distort the DSO calculation. A portion of corporate receivables was reclassified from short-term to long-term, and as such, prior periods have been reclassified to conform to current presentation. Fourth quarter 2000 has Raytheon and OEA excluded because they were acquired at the end of the year and there were no revenues associated with the receivables.

                                    INVENTORY
                                    ---------
                                  ($ millions)

                                                                     2000                                     2001
                                           Q1               Q2               Q3               Q4               Q1
                                       -----------------------------------------------------------------------------
Inventory*                             $  831.0         $  854.9         $  880.2         $  865.3            926.8
717-200 pre-production/
      excess over average                (140.5)          (140.8)          (136.3)        $ (133.2)          (128.5)

Raytheon & OEA Inventory                    N/A              N/A              N/A         $  (27.9)             N/A
                                       -----------------------------------------------------------------------------
Adjusted inventory                     $  690.5         $  714.1         $  743.9         $  704.2         $  798.3

Days sales in inventory (DSI)              53.8             56.6             58.6             57.9             58.6

               *DSI represents the number of preceding days sales
                       comprising the inventory balance.

DSI, excluding pre-production and excess over average costs on the 717-200 program, was 59 days in the first quarter of 2001, as compared to 58 days in the fourth quarter of 2000 and 54 days in the first quarter of 2000. This slight increase is due to inventory build at Aerospace in anticipation of its normal seasonal demand profile. Pre-production and excess over average costs on the 717-200 program are excluded as these amounts are not correlated with current revenues and therefore distort the DSI calculation. Fourth quarter 2000 has Raytheon and OEA excluded because they were acquired at the end of the year and there were no revenues associated with the inventories.

                             THE BFGOODRICH COMPANY
                                  ($ MILLIONS)

                                                    ----------------------------------------------------------
                                                                   2000                                 2001
                                                    ------------------------------------======================
                                                       Q1       Q2       Q3       Q4       2000          Q1
                                                    ------------------------------------======================
AEROSPACE
SALES                Aerostructures & Aviation         357.6    348.4    375.4    374.1   1,455.5       359.8
                     Services
                     Landing Systems                   260.1    259.0    265.9    272.7   1,057.7       289.6
                     Engine & Safety Systems           147.8    153.5    152.3    163.9     617.5       177.3
                     Electronic Systems                127.5    139.3    132.4    143.7     542.9       174.4
                           Total Trade Sales           893.0    900.2    926.0    954.4   3,673.6     1,001.1

OPERATING
INCOME               Aerostructures & Aviation
                     Services                           48.9     49.0     57.3     53.8     209.0        52.6
                     Landing Systems                    37.3     35.1     35.7     40.9     149.0        40.8
                     Engine & Safety Systems            27.3     30.2     28.0     30.2     115.7        29.9
                     Electronic Systems                 25.2     27.6     33.1     32.2     118.1        31.4
                         Total Operating Income        138.7    141.9    154.1    157.1     591.8       154.7

MARGIN               Aerostructures & Aviation          13.7%    14.1%    15.3%    14.4%     14.4%       14.6%
                     Services
                     Landing Systems                    14.3%    13.6%    13.4%    15.0%     14.1%       14.1%
                     Engine & Safety Systems            18.5%    19.7%    18.4%    18.4%     18.7%       16.9%
                     Electronic Systems                 19.8%    19.8%    25.0%    22.4%     21.8%       18.0%
                         Total Operating Margin         15.5%    15.8%    16.6%    16.5%     16.1%       15.5%
                                                    ------------------------------------======================

ENGINEERED INDUSTRIAL PRODUCTS
                                                    ------------------------------------======================
SALES                                                  177.6    182.2    167.4    163.0     690.2       176.2

OPERATING INCOME                                        33.6     32.6     29.0     26.9     122.1        25.9

MARGIN                                                  18.9%    17.9%    17.3%    16.5%     17.7%       14.7%
                                                                                        ======================

                     -------------------------------------------------------------------======================
TOTAL                SALES                           1,070.6  1,082.4  1,093.4  1,117.4   4,363.8     1,177.3
                     SEGMENT OPERATING INCOME          172.3    174.5    183.1    184.0     713.9       180.6
                     MARGIN                            16.1%    16.1%    16.7%    16.5%     16.4%       15.3%
                     -------------------------------------------------------------------======================